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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "AGREEMENT") is made as of April 1, 2005, between Thomas Kennedy ("EXECUTIVE") and Pacific Sunwear of California, Inc. (the "COMPANY").

                                     RECITAL

        The Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                                    AGREEMENT

        The parties agree as follows:

1. DUTIES

        (a) The Company does hereby continue to engage and employ Executive as Division President, Pacsun Division. Executive does hereby accept and agree to such engagement and employment. Executive shall serve the Company in such position in conformity with the provisions of this Agreement, directives of the Board of Directors of the Company (the "Board"), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted from time to time. Executive shall have duties and authority consistent with Executive's position of Division President, Pacsun Division, as applicable.

        (b) Throughout his employment, Executive shall devote his time, energy, and skills to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted.

        (c) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other employment or other agreement or policy to which Executive is a party or otherwise bound.

2. TERM

        The term of this Agreement (the "Term") shall commence on April 1, 2005, and shall be for an initial term of two years, through March 31, 2007; provided, however, the Company may, at its sole discretion, extend the agreement for an additional one-year period, such period to commence April 1, 2007 and terminate on March 31, 2008. Such notice of an intent to extend the agreement for the additional one-year period must be given no later than ninety (90) days prior to the expiration of the initial two-year period. In the event the Company elects to extend the agreement for that one-year period, the agreement shall then automatically renew for additional one-year periods unless terminated by either party, on written notice, delivered by no later than six months prior to the expiration of any one-year term. In no event shall the agreement continue for an aggregate period longer than seven years from April 1, 2005.

3. COMPENSATION

        (a) BASE SALARY. From April 1, 2005, through March 31, 2006, Executive's base salary shall be at a rate of $575,000 annually, paid in accordance with regular payroll practices, but not less than monthly. Commencing in or around April 2006, Executive will be eligible for an annual performance and salary review, with any corresponding increase to be determined by the Compensation Committee of the Company, who will consider such increase in good faith and with consideration for the performance of Executive and the Company during the just-concluded fiscal year.

        (b) BONUS. Commencing with fiscal 2005, and commensurate with Executive's position as Division President, PacSun Division, Executive's target bonus will be 50% of base salary, with a maximum of 100% of base salary if the Company reaches its established stretch target, subject to the then-current provisions of the bonus plan. Such bonus shall be based upon the Company's achievement of financial performance criteria to be established each fiscal year by the Company. The bonus payment, if any, shall be made in or around April of each year of the Term, commencing in 2006. Executive must be employed on the date the bonus is paid in order to be eligible for any part of the bonus, excluding the last year of this Agreement, or the end of the current term if not renewed. In such case, in the event the Agreement is not terminated for cause during any current term, Executive may collect the aforementioned bonus upon remaining an employee through March 31 of the year in which the bonus is to be paid.

        (c) EQUITY COMPENSATION. The Compensation Committee of the Board of Directors has approved a grant to Executive of 100,000 shares of nonqualified stock options at fair market value as of March 1, 2005. All such options shall be granted under and subject to the Company's Stock Option Plan and will have a four (4) year vesting period, with one-fourth becoming vested on the first anniversary of the respective grant date and subsequent pro rata monthly vesting occurring thereafter consistent with a four-year vesting schedule; provided, however, with accounting rules changed to require the expensing of stock options, the Compensation Committee may provide a modified program using other instruments, such alternative instruments to be valued at substantially the same value as the initial grants of stock options, calculated as of the dates of the intended stock option grants.



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

4. BENEFITS

        (a) HEALTH, WELFARE AND PENSION. During Executive's employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to other executives or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs.

        (b) VACATION AND OTHER LEAVE. Executive shall receive four (4) weeks paid vacation per year, increasing to five (5) weeks paid vacation on the completion of five (5) years of employment from Executive's date of hire. Such vacation shall be scheduled and taken in accordance with the Company's standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

        (c) EXPENSE REIMBURSEMENTS. During Executive's employment, the Company shall, pursuant to the Company's expense reimbursement policies, promptly reimburse Executive for reasonable expenses incurred in connection with performance of his duties for the Company.

        (d) AUTOMOBILE ALLOWANCE. During Executive's employment, Executive shall be paid a car allowance in the gross amount of $9,000 per year, paid on a bi-weekly basis.

5. DEATH OR DISABILITY

        (a) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms "DISABLED" or "DISABILITY" shall mean Executive's inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four
(24) month period, or as otherwise required by law.


        (b) TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies, Executive's employment shall automatically cease and terminate as of the date of Executive's death. If Executive becomes Disabled during his employment, the Company may terminate Executive's employment upon thirty (30) days notice to



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Executive. In the event of the termination of employment hereunder due to
Executive's death or Disability, Executive or his estate shall be entitled to receive:

                (i) a lump sum cash payment, payable on the termination of Executive's employment, equal to the sum of (x) any accrued but unpaid base salary as of the date of Executive's termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive's termination of employment hereunder (the "EARNED/UNPAID ANNUAL BONUS") (collectively "ACCRUED OBLIGATIONS"); and

                (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company through the date of termination.

6. TERMINATION BY THE COMPANY

        (a) TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive's employment hereunder for Cause at any time. The term "CAUSE" for purpose of this Agreement shall mean:

                (i) Executive's conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

                (ii) fraudulent conduct by Executive in connection with the business affairs of the Company; or

                (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

                (iv) Executive's bad faith refusal to (a) perform the duties of Division President, PacSun division, as the case may be, or (b) follow the lawful orders of the Board of Directors; or

                (v) Executive's willful misconduct, which has, or would if generally known, materially adversely affect the good will, business, or reputation of the Company; or

                (vi) Executive's material breach of this Agreement, provided the Company has notified Executive of such material breach and has provided a thirty (30)-day period to cure such breach.



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        If Executive's employment is terminated for Cause, the termination shall take effect on the effective date of written notice of such termination to Executive.

        In the event of the termination of Executive's employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) payment of Accrued Obligations on the effective date of Executive's termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company through the date of termination.

        If the Company attempts to terminate Executive's employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) ("Termination by the Company-Termination Without Cause") shall apply and Executive shall be entitled to receive the payments called for by Section 6(b) ("Termination by the Company-Termination Without Cause").

        (b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate Executive's employment hereunder without Cause at any time, by providing Executive thirty (30) days written notice of such termination. In the event of the termination of Executive's employment hereunder due to a termination by the Company without Cause (other than due to Executive's death or Disability), then Executive shall be entitled to:

                (i)payment of Accrued Obligations on the effective date of Executive's termination;

                (ii)such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company, through the date of termination;

                (iii)continued payment of Executive's base salary in the Company's normal payroll cycle as follows. In the event the Company terminates Executive's employment without Cause during the initial two-year Term , Executive shall receive salary continuation for the greater of (x) twelve (12) months or (y) the remainder of the initial two-year Term. In the event the Company terminates Executive's employment at any time during any one-year extension or renewal Term, Executive shall receive salary continuation for a period of twelve months; and

                (iv) a "PRO RATA PORTION OF THE BONUS," meaning an amount equal to any bonus to which Executive would have been entitled had Executive remained an employee for the balance of the fiscal year in which his employment terminated multiplied by a fraction, the numerator of which is the number of days from February 1 to the date of Executive's



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                termination, and the denominator of which is 365. Such Pro Rata
                Portion of the Bonus, if any, shall be paid to Executive in a single payment within 75 days of the end of the Company's fiscal year

                (v) For the period set forth in paragraph 6b(iii), above, Executive will also continue to receive car allowance and the Company shall either pay for or reimburse Executive for COBRA medical coverage, life insurance and AD&D insurance, each in the same amount provided to Executive as of the date of termination.

        If Executive's employment is terminated without Cause, the termination shall take effect on the effective date of written notice of such termination to Executive.

7. EXECUTIVE TERMINATION FOR "GOOD REASON"

Executive may terminate this Agreement for "Good Reason" upon written notice to the Company. For purposes of this Section 5.(c), "Good Reason" includes the following:

        (i) a material diminution in the duties or authority of his position, without Executive's prior written consent; or

        (ii) a reduction in Executive's Base Salary, or Bonus potential (other than as agreed to by Executive); or

        (iii) the Company's material breach of this Agreement that is not cured within thirty (30) days of Executive's written notice to the Company of such breach. In the event that Executive terminates his employment for Good Reason, the Executive shall be entitled to all of the same payments and benefits that Executive would be entitled to if his employment is terminated by the Company without Cause as set forth in section 6(b) (i) through 6(b) (v).


8. EXPIRATION OF TERM

In the event the Company does not exercise the extension option, and Executive's employment has not otherwise been terminated pursuant to this Agreement, the Agreement will expire and Executive's employment shall terminate effective March 31, 2007. In such event, Executive shall be entitled to receive: (i) payment of accrued obligations on the date of termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company. In the event the Company exercises its extension option, and Executive's employment has not otherwise been terminated pursuant to this Agreement, Executive's



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employment shall terminate effective March 31, 2008, unless neither party seeks to terminate the agreement as stipulated in Section 2, in which case Executive's employment shall terminate effective March 31 of any subsequent year in which either party seeks to terminate the agreement as stipulated in Section 2. In such event, Executive shall be entitled to receive (i) payment of accrued obligations on the date of termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company. In no event will the contract continue beyond March 31, 2012.

9. NON-COMPETITION.

        Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows: During his employment, Executive will not, directly or indirectly, (i) engage in any business for Executive's own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Without limiting the generality of the foregoing, Executive agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to the age groups between eleven (11) and thirty-five (35) and where such designer, manufacturer, wholesaler or retailer operates within seventy-five
(75) miles of any location of the Company or any subsidiary or affiliate, would be "in competition with the business of the Company" or its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

10. ANTISOLICITATION.

        Executive promises and agrees that during his employment, and for a period of one year thereafter, he will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its present or future subsidiaries or



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affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

11. SOLICITING EMPLOYEES.

        Executive promises and agrees that during his employment, and for a period of one year thereafter, he will not directly or indirectly solicit any of the Company employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

12. CONFIDENTIALITY.

        Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, or upon the request of the Company, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Nothing contained herein is intended to supplant but is in addition to the Company's Code of Ethical Standards and Business Practices, as acknowledged by separate signed acknowledgement by Executive.

13. INJUNCTIVE RELIEF.

        It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to breach any of sections 9 through 12 above and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting Executive from engaging in conduct which violates such section or sections, as applicable.



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14. ASSIGNMENT

        This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15. GOVERNING LAW

        This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

16. ENTIRE AGREEMENT

        This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

17. MODIFICATIONS

        This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

18. WAIVER

        Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.



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19. NUMBER AND GENDER

        Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

20. SECTION HEADINGS

        The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

21. ARBITRATION

        Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, or by a mutally acceptable agency accepting such services and shall be conducted in accordance with the provisions of California Code of Civil Procedure ss.ss. 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure ss. 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee. Executive and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.



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22. SEVERABILITY

        In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

23. NOTICES

        All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

        (a)    if to the Company:

               Pacific Sunwear of California, Inc.
               Attention: Abby Areinoff, VP, HR
               3450 East Miraloma Avenue
               Anaheim, California 92806

        (b)    if to Executive:

               Thomas Kennedy

               ------------------------------

               -------------------------------


Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

24. COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



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25. WITHHOLDING TAXES

        The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.



                                            THE COMPANY:
                                            PACIFIC SUNWEAR OF CALIFORNIA, INC.


                                            By:
                                                   ---------------------------

                                            Name:
                                                   ---------------------------

                                            Title:
                                                   ---------------------------


                                            EXECUTIVE:
                                            THOMAS KENNEDY


                                            ----------------------------------



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